Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our reports dated March 9, 2016, relating to the consolidated financial statements, schedules of Pingtan Marine Enterprise Ltd., (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in the Company's Annual Report on Form 10-K (filed on March 9, 2016 and amended on October 6, 2016) for the years ended December 31, 2015 and 2014.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ BDO CHINA SHU LUN PAN CPAs LLP

BDO CHINA SHU LUN PAN CPAs LLP
Beijing, China

December 27, 2016